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EXHIBIT 23.2

[LETTERHEAD OF KPMG LLP]

     Consent of Independent Auditors

The Board of Directors
Chiron Corporation:

    We consent to incorporation by reference in the Registration Statement on Form S-3 of Chiron Corporation of our report dated January 29, 2001 relating to the consolidated balance sheets of Chiron Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Chiron Corporation.

San Francisco, California
August 17, 2001

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[LETTERHEAD OF KPMG LLP]